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                                                             Exhibit 23.3

  We hereby consent to the use of our name under the caption "Legal Matters" in the prospectus forming a part of this Registration Statement on Form S-1 of Insmed Incorporated. In giving such consent, we do not thereby concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Act"), or the rules and regulations thereunder, or that we are "experts" within the meaning of the Act or such rules and regulations.


Dated: September 20, 2000

                                 Very truly yours,

                                 /s/ Sterne, Kessler, Goldstein & Fox P.L.L.C.
                                 ---------------------------------------------
                                     Sterne, Kessler, Goldstein & Fox P.L.L.C.